                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


[X]     Filed by Registrant.
        Filed by Party other than the Registrant

Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           GOTHIC ENERGY CORPORATION
               (Name of Registrant as Specified in Its Charter)

                                Not Applicable
      (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (check the appropriate box):
[X]     No fee required.
[ ]     $500 per each party to the controversy pursuant to Exchange
          Act Rule 14a-6(i)(4) and 0-11.
        1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
        2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:
                                                            --------------------
        5)  Total Fee Paid:
                           -----------------------------------------------------
[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the Fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)  Amount Previously Paid:
                                    --------------------------------------------
     2)  Form, Schedule or Registration Statement Number:
                                                         -----------------------
     3)  Filing Party:
                       ---------------------------------------------------------
     4)  Date Filed:
                      ----------------------------------------------------------

                           GOTHIC ENERGY CORPORATION
                      5727 South Lewis Avenue - Suite 700
                            Tulsa, Oklahoma  74105

                   Notice of Annual Meeting of Shareholders
                                October 5, 1999


     Notice is hereby given that the Annual Meeting of Shareholders of Gothic Energy Corporation (the "Company") will be held at the Doubletree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma 74136, on Tuesday, October 5, 1999, at 10:00AM, for the following purposes:

     1. To elect three (3) directors of the Company to hold office until the next Annual Meeting of Shareholders in 2000 and until their respective successors are elected and qualified;

     2. To consider and vote on a proposal to approve the adoption of the 1999 Stock Incentive Plan; and


     3. To transact such other business as may properly come before the meeting, or any adjournments thereof.


     Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only holders of shares of the Company's Common Stock of record at the close of business on September 2, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting.

     We hope that all of our shareholders who can conveniently do so will attend the Meeting. Shareholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed proxy and return the same in the enclosed addressed envelope which requires no postage and is intended for your convenience.


                              R. Andrew McGuire, Secretary


Dated:  September 9, 1999

                           GOTHIC ENERGY CORPORATION

                                Proxy Statement
                        Annual Meeting of Shareholders

     The enclosed proxy is solicited by the Board of Directors of Gothic Energy Corporation, an Oklahoma corporation (the "Company"), from the holders of shares of Common Stock, $.01 par value ("Common Stock") to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held at the Doubletree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma 74136, on Tuesday October 5, 1999, at 10:00AM, and at any adjournments thereof.

     The only business which the Board of Directors intends to present or knows that others will present at the Meeting is (i) the election of three Directors of the Company to hold office until the next Annual Meeting of Shareholders in 2000 and until their successors have been elected and qualified, and (ii) to consider and vote on a proposal to approve the adoption of the 1999 Stock Incentive Plan. Management does not know of any other business to be brought before the Meeting but it is intended that as to any other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. If proxies in the enclosed form are properly executed and returned, the Common Stock represented thereby will be voted at the Meeting in accordance with the shareholder's direction. Unless otherwise specified, proxies in the enclosed form will be voted for the election of three Directors named as nominees. Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted by revoking it in writing, by executing a later dated proxy or appearing at the Meeting and voting in person. Any writing revoking a proxy should be addressed to R. Andrew McGuire, Secretary of the Company, at the address set forth below.

     The Directors to be elected at the Meeting will be elected by a plurality of the votes cast by the holders of Common Stock present in person or by proxy and entitled to vote. The proposal to approve the adoption of the 1999 Stock Incentive Plan requires the affirmative vote of a majority of the shareholders present in person or represented by a proxy at the meeting and entitled to vote. With regard to the election of Directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors.

     Only holders of record of Common Stock as of the close of business on September 2, 1999 are entitled to vote at the Meeting or any adjournments thereof. On such date, the Company had outstanding voting securities having the right to vote at the meeting consisting of

18,685,765 shares of Common Stock, each of which shares is entitled to one (1) vote on all proposals submitted to a vote of shareholders at the Meeting.

     The Company's principal executive office address is Gothic Energy Corporation, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105, and its telephone number is (918) 749-5666. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's shareholders on or about September 9, 1999.



1.  ELECTION OF DIRECTORS

     At the Meeting, it is proposed to elect three Directors to hold office until the next Annual Meeting of Shareholders in 2000 and until their respective successors are elected and qualified. It is intended that, unless otherwise indicated, the shares of Common Stock represented by proxies solicited by the Board of Directors will be voted for the election as Directors of the three nominees hereinafter named. If, for any reason, any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the other nominees and may be voted for a substitute nominee designated by the Board of Directors. Each nominee has indicated that he is willing and able to serve as a Director if elected, and, accordingly, the Board of Directors does not have in mind any substitute.

     The nominees as Director, their ages and position with the Company are as follows:


     Name                     Age            Position With Company
     ----                     ---            ---------------------
     John J. Fleming           58            Chairman of the Board and
                                               Director
     Michael K. Paulk          50            President and Director
     Brian E. Bayley           46            Director


     John J. Fleming: Mr. Fleming was elected a Director of the Company in October 1994. Mr. Fleming is currently President of Bonanza Energy Ltd., engaged in oil and gas exploration and diversified investments. From August 1995 through December 1998, he was Chairman, President and Chief Executive Officer of Profco Resources Ltd., engaged in oil and gas exploration. In December 1998, it merged with GHP Exploration Ltd. to form TransAtlantic Petroleum Corp. Mr. Fleming was Chairman of the Board of American Natural Energy Corporation ("ANEC") from August 1993 to July 1994. He has been involved in the oil and gas industry as president, chairman or chief executive officer of a number of corporations for more than the past fifteen years. Mr. Fleming is also a Director of Imco Recycling Inc., Newfoundland Capital Corporation, CHC Helicopter Corporation, TransAtlantic Petroleum Corp., and Poco Petroleum Ltd.


     Michael K. Paulk: Mr. Paulk was elected President and Director of the Company in October 1994. Mr. Paulk has been engaged in the oil and gas industry for more than fifteen years. He was President of ANEC from its inception in 1985 until his resignation in September 1994 after its acquisition by Alexander Energy Corporation in July 1994.

     Brian E. Bayley: Mr. Bayley was elected a Director of the Company in February 1996. He has been President of Quest Management Corp., a private management company, since December 1996, and of Quest Ventures Ltd., a private merchant banking company, since December 1996. Prior to April 1997, Mr. Bayley held a variety of positions with Quest Oil & Gas Inc., including Vice President, Corporate Administration from September 1986 to October 1990, President and Chief Executive Officer from October 1990 to October 1996, and Secretary from October 1996 to April 1997. He was a Director from November 1990 to April 1997. Mr. Bayley is a Director of a number of other corporations, none of which are reporting companies under the Securities Exchange Act of 1934, as amended.



Director and Officer Securities Reports

     The Federal securities laws require the Company's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. Copies of such reports are required to be furnished to the Company. To the Company's knowledge, based solely on a review of the copies of such reports and other information furnished to the Company, all persons subject to these reporting requirements filed the required reports on a timely basis with respect to the Company's year ended December 31, 1998.

                 EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The Company's executive officers and other employees who are expected to make a significant contribution to the Company are as follows:

Name                       Age    Position With Company
----                       ---    ---------------------

Michael K. Paulk           50     President
Steven P. Ensz             47     Vice-President, Finance and
                                    Chief Executive Officer
James S. Blair             47     Vice-President, Corporate
                                    Development
Bennett G. Shelton         42     Vice-President of Land and Contract
                                    Administration
Richard O. Mulford         46     Vice-President of Operations
Robert G. Snead            62     Geologist
John Coughlon              42     Geologist
David Evans                43     Petroleum Engineer
R.L. Hilbun                51     Full-Time Consultant, Drilling
                                    and Completion Engineer
R. Andrew McGuire          33     Secretary and Controller


     Michael K. Paulk:  Mr. Paulk's employment background is described above.

     Steven P. Ensz: Mr. Ensz has been Vice-President, Finance and Chief Financial Officer of the Company since March 18, 1998 and is responsible for the financial activities of the Company. From July 1991 to February 1998, he was Vice-President, Finance of Anglo-Suisse, Inc., an oil and natural gas exploration and producing company. From December 1983 to June 1991, he held various positions within the energy industry, including President of Waterford Energy, an independent oil and gas producer. Prior to December 1983, he was a partner with Oak, Simon & Ott, CPAs. He is a certified public accountant.

     James S. Blair: Mr. Blair has been Vice-President, Corporate Development of the Company since June 1997 and is responsible for the management and coordination of acquisition and divestiture activities. From January 1989 to June 1997, he was Vice-President, Land and Acquisitions of Toreador Royalty Corporation where he was responsible for implementing the Company's restructuring plan, and in charge of increasing production through acquisitions and joint ventures. From May 1988 to January 1989, he was Vice-President of Business Development of German Oil Company, and from 1980 to May 1988, he was employed by Tenneco Oil Company where he was involved with business development and acquisitions.

     Bennett G. Shelton: Mr. Shelton was elected Vice-President of Land and Contract Administration on December 9, 1998. Prior there, he was employed by the Company as Land Contracts Manager since May 1995. From August 1994 to May 1995, he was a Senior Landman with AEOK and prior thereto he was a Land and Acquisition Manager with ANEC. Prior to April 1991, he was a staff landman with Santa Fe Minerals, Inc. for approximately ten years. Mr. Shelton was elected a Vice-President on December 9, 1998.


     Richard O. Mulford: Mr. Mulford was elected Vice-President of Operations on December 9, 1998. From April 1995 to November 1998, he was employed as Operations Manager of the Company. From April 1985 to April 1995, he was a Production Superintendent with ANEC and has been employed in the oil and natural gas industry since 1978.

     Robert G. Snead: Mr. Snead, who has served as a geologist for the Company on a full-time consulting basis since April 1997, was hired as a full-time employee effective September 1, 1997. Between early 1994 and April 1997, he was employed as an independent geologist and from 1985 to 1994 was the Senior Vice-President/ Exploration Manager of LOGO, Inc., an oil and natural gas well operating company.

     John Coughlon: Mr. Coughlon has been employed by the Company since March 1998. Prior thereto, he was, commencing in December 1994, employed by Amoco Production Company, most recently as Senior Staff Geologist. From October 1993 to December 1994 he served as Geological Consultant/Principle of Tower Energy Corporation, and prior thereto he was, from July 1987 to October 1993, Senior Geologist for Nicor Oil & Gas, and from April 1980 to July 1987 he was employed by Mobil Oil Corp.

     David Evans: Mr. Evans was hired by the Company as a petroleum engineer in November 1997. Prior thereto, he was Production Manager for Petroleum Properties Management Co. from March 1996 to October 1997. From April 1992 to March 1996, he was Engineering Manager for AEOK and from September 1987 to April 1992 he was Vice-President of Exploration and Production for Bradmar Petroleum Corporation.

     R.L. Hilbun: Mr. Hilbun is a full-time consultant to the Company serving as a drilling and completion engineer. He has served in this capacity since March 1997. Prior thereto, commencing in 1982, he was Vice-President, Operations of PSEC, Inc., a natural gas and oil well operating company. He has been employed in the natural gas and oil industry since 1970.

     R. Andrew McGuire: Mr. McGuire has been employed by the Company as Controller since November 1994. Mr. McGuire is also Secretary of the Company. From February 1991 to

October 1994, he was employed as Accounting Manager of ANEC. From May 1988 to February 1991, he was employed by OXY-USA, Inc., a subsidiary of Occidental Petroleum Corp., as an accountant. Mr. McGuire is a certified public accountant.



                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid during the Company's three fiscal years ended December 31, 1998 to the Company's chief executive officer and all other executive officers who received compensation exceeding $100,000 and who served in such capacities at December 31, 1998:

                                              SUMMARY COMPENSATION TABLE
                                                  Annual Compensation
__________________________________________________________________________________________

                                                                                                 Compensation
                                                                                     ----------------------------------
                                                                            Other          Long-Term
        Name and                                                            Annual          Awards/        All Other
   Principal Position         Year           Salary           Bonus         Comp.          Option (#)         Comp.
-----------------------------------------------------------------------------------------------------------------------
Michael K. Paulk                  1998           $180,000      $150,000           -0-            375,000            -0-
                                  1997           $150,000      $150,000           -0-                -0-            -0-
                                  1996           $107,458      $ 50,000           -0-            125,000            -0-
Steven P. Ensz(1)                 1998           $118,750      $100,000           -0-            125,000            -0-
James S. Blair(2)                 1998           $107,950         -0-             -0-               -0-             -0-
                                  1997           $ 59,500         -0-             -0-            100,000            -0-

______________
(1)  Mr. Ensz was employed by the Company in March 1998.
(2)  Mr. Blair was employed by the Company in June 1997.

Option Grants in Year Ended December 31, 1998.
----------------------------------------------

The following table provides information with respect to the above named executive officers regarding options granted to such persons during the Company's year ended December 31, 1998.

                                                    % of Total Options/                                          Market
                       Number of Securities           SARs Granted to         Exercise or                       Price on
                         Underlying SARs/              Employees in            Base Price       Expiration      Date of
       Name             Options Granted (#)             Fiscal Year            ($/Share)           Date          Grant
--------------------------------------------------------------------------------------------------------------------------
Michael K. Paulk            375,000(1)                        42%               $2.00           4/28/2003         $2.00
Steven P. Ensz              125,000(2)                        14%               $2.00           4/28/2003         $2.00

__________________________
(1) Of which, options to purchase 187,500 shares become exercisable on April 28, 1999 and options to purchase the remaining 187,500 shares become exercisable on April 28, 2000, provided, however, such options become immediately fully exercisable in the event of a "change of control," as defined, of the Company. On December 9, 1998, the exercise price of such options was repriced to $0.40 per share.
(2) Of which, options to purchase 62,500 shares become exercisable on April 28, 1999 and options to purchase the remaining 62,500 shares become exercisable on April 28, 2000, provided, however, such options become immediately fully exercisable in the event of a "change of control," as defined, of the Company. On December 9, 1998, the exercise price of such options was repriced to $0.40 per share.

Stock Option Holdings at December 31, 1998.
------------------------------------------

     The following table provides information with respect to the above named executive officers regarding Company options held at the end of the Company's year ended December 31, 1998 (such officers did not exercise any options during the most recent fiscal year).

                                                                                      Value of Unexercised
                                  Number of Unexercised Options                       In-the-Money Options
                                      at December 31,1998(1)                        at December 31, 1998 (2)

        Name                  Exercisable               Unexercisable           Exercisable        Unexercisable
-------------------------------------------------------------------------------------------------------------------
Michael K. Paulk               375,000                    375,000                 -0-                 -0-
Steven P. Ensz                   -0-                      125,000                 -0-                 -0-
James S. Blair                  50,000                     50,000                 -0-                 -0-

____________________________
(1) The options are exercisable at $0.40 per share, which reflects the repricing discussed below.
(2)  Based on the closing sales price on December 31,1998 of $5/16.

     On February 3, 1999, options to purchase 250,000 shares exercisable at $0.53 per share were granted to each of Mr. Paulk and Mr. Ensz.

Option Repricing

     On December 9, 1998, the Board of Directors of the Company authorized the amendment of the terms of all of the options granted to employees under its stock option plans to reduce the exercise price to $0.40 per share, the fair market value of its outstanding shares of Common Stock on that date. At the time, the Company had outstanding options to purchase a total of 2,695,000 shares held by 24 employees, three officers and two Directors with exercise prices ranging from $1.50 to $2.56 per share. The options granted to Messrs. Paulk, Ensz, and Blair were repriced on the basis of the substantial declines commencing in mid-1998 in the prevailing market prices for natural gas and oil which impacted the market price for the Company's securities.



Employment Agreements

  The Company has entered into an employment agreement with Michael Paulk effective January 1, 1999 pursuant to which he is employed as the President of the Company. Mr. Paulk currently receives a base salary of $189,000 per year. In addition, he is to receive a cash bonus as may be determined by the Company's Board of Directors. Mr. Paulk is also entitled to participate in such incentive compensation and benefit programs as the Company makes available. The term of Mr. Paulk's agreement is for a period of three years and at the end of the first year and at the end of each succeeding year the agreement is automatically extended for one year such that at the end of each year there will automatically be three years remaining on the term of the agreement. Mr. Paulk can terminate the agreement at the end of the initial term and any succeeding term on not less than six months notice. In the event the employment agreement is terminated by the Company (other than for cause, as defined), Mr. Paulk is entitled to receive a payment representing all salary due under the remaining full term of his agreement and the Company is obligated to continue his medical insurance and other benefits provided under the agreement in effect for a period of one year after such termination. In the event of a change in control, as defined, of the Company, Mr. Paulk has the right to terminate his employment agreement with the Company within sixty days thereafter, whereupon the Company would be obligated to pay to him a sum equal to three years his base salary under the agreement plus a lump sum payment of $250,000.

  The Company has also entered into an employment agreement with Steven P. Ensz effective January 1, 1999 pursuant to which he is employed as the Vice President and Chief Financial Officer of the Company. Mr. Ensz currently receives a base salary of $157,500 per year. In addition, he is to receive a cash bonus as may be determined by the Company's Board of Directors. Mr. Ensz is also entitled to participate in such incentive compensation and benefit programs as the Company makes available. The term of Mr. Ensz' agreement is for a period of three years and at the end of the first year and at the end of each succeeding year the agreement is automatically extended for one year such that at the end of each year there will automatically be three years remaining on the term of the agreement. Mr. Ensz can terminate the agreement at the end of the initial term and any succeeding term on not less than six months notice. In the event the employment agreement is terminated by the Company (other than for cause, as defined), Mr. Ensz is entitled to receive a payment representing all salary due under the remaining full term of his agreement and the Company is obligated to continue his medical insurance and other benefits provided under the agreement in effect for a period of one year after such termination. In the event of a change in control, as defined, of the Company, Mr. Ensz has the right to terminate his employment agreement with the Company within sixty days thereafter, whereupon the Company would be obligated to pay to him a sum equal to three years his base salary under the agreement plus a lump sum payment of $200,000.

Directors Compensation

  Each non-employee Director of the Company received a fee of $15,000 for serving in that capacity during 1998, and each non-employee Director is reimbursed for his out-of-pocket expenses in attending meetings.



Certain Relationships and Related Transactions

  Mr. Paulk is indebted to the Company in the amount of $179,000 under an interest bearing promissory note dated September 1, 1997 due, as extended, on January 31, 2000.

  On January 23, 1998, the Company completed the Amoco Acquisition pursuant to which, among other things, the Company issued to Amoco a five-year common stock purchase warrant to purchase 1.5 million shares of Common Stock exercisable at $3.00 per share.

  On April 27, 1998, the Company completed a transaction with Chesapeake Energy Corporation ("Chesapeake") pursuant to which it (i) executed a participation agreement granting to Chesapeake a 50% interest in substantially all of the Company's undeveloped acreage, (ii) sold for $20.0 million a 50% interest in the Company's natural gas and oil properties in the

Arkoma basin, and (iii) sold 50,000 shares of Series B Preferred Stock and a common stock purchase warrant. The Series B Preferred Stock had a liquidation value of $50.0 million and a dividend rate per annum equal to 12 1/2% of the aggregate liquidation preference payable in additional shares of Series B Preferred Stock, provided that, after April 1, 2000, at the Company's option, dividends may be paid in cash. On June 30, 2008, the Series B Preferred Stock is mandatorily redeemable in shares of Common Stock valued at the fair market value on the date of redemption. The Company has the option at any time prior to April 30, 2000 to redeem the Series B Preferred Stock, in whole or in part, at 105% of the liquidation preference payable in cash out of the net proceeds of a public or private offering of any equity security. After April 30, 2000, the Series B Preferred Stock can be redeemed, in whole or in part, at a redemption price equal to the liquidation preference. After April 20, 2000, the Series B Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the liquidation preference by the higher of $2.04167 or the fair market value on the date the Series B Preferred Stock is converted. Notwithstanding the foregoing, no holder or group can convert the Series B Preferred Stock to the extent that the conversion of such shares would cause such holder or group to own more than 19.9% of the Company's outstanding Common Stock. The shares of Series B Preferred Stock have no voting rights except as required by Oklahoma law. At December 31, 1998, reflecting dividends paid, Chesapeake held 54,187 shares of Series B Preferred Stock. The Series B Preferred Stock ranks senior to all classes of Common Stock and other series and classes of preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution.

  The warrant sold to Chesapeake entitled it to purchase 2,439,246 shares of the Company's Common Stock at an exercise price of $0.01 per share, subject to certain adjustments, and was to have expired on April 27, 2008. On August 17, 1999 Chesapeake fully exercised the common stock purchase warrant pursuant to the cashless exercise provisions of the warrant and was issued 2,394,125 shares of the Company's common stock.

  So long as Chesapeake holds 50% or more of the outstanding shares of Series B Preferred Stock, it is granted certain preferential rights with respect to the purchase of securities of the Company and is entitled to designate for election to the Company's Board of Directors not less than 20% of the members of the Board of Directors of the Company. Chesapeake has not designated any persons for election through August 31, 1999. The Company's agreement with Chesapeake also contains standstill provisions through March 1, 2000 restricting Chesapeake from engaging in certain acquisition or other similar business combination transactions or seeking to influence or control the Company.

  Pursuant to the Participation Agreement between the Company and Chesapeake, the Company sold Chesapeake the right through April 30, 2003 to participate in up to 50% of the Company's interest in the development of any of the Company's non-producing leasehold interests (other than the Arkoma basin and certain New Mexico properties). Chesapeake also was sold the right to participate in up to 50% of the Company's interest in any subsequently acquired properties. During the year ended December 31, 1998, Chesapeake elected to participate to the extent of 50% of the Company's interest in the development of 26 non-producing properties and no acquired properties.



2.   APPROVE ADOPTION OF 1999 STOCK INCENTIVE PLAN

     In August 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Company and is subject to approval by the stockholders of the Company. Under the Plan, 4,000,000 shares of Common Stock have been reserved for issuance on exercise of options granted under the Plan. In no event, however, may any one participant in the Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,000,000 shares of Common Stock in the aggregate per calendar year.

     The Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price equal to not less than the fair market value of the Common Stock on the date of grant, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible, non-employee members of the Board of Directors to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of any annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  The Discretionary Option Grant Program and the Stock Issuance Program initially will be administered by the Board of Directors. The Board of Directors, as Plan Administrator, will have the discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under U.S. federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Board of Directors will also have the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but the Board of Directors will not exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

     The exercise price for the shares of Common Stock subject to option grants made under the Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

     In the event that the Company is acquired by merger or sale of substantially all of its assets or securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee's service within a designated period (not to exceed 18 months) following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board of Directors of the Company by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control.

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employees of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $12,000 nor more than $60,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after August 23, 1999, the Plan Effective Date, whether by appointment by the Board of Directors or election of the stockholders, will automatically receive an option grant for 100,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting of the Company held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 10,000 shares of Common Stock, provided such individual has served on the Board for at least six months. Each automatic grant for the non-employee Board members will have a term of 5 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 100,000-share automatic option grant will vest over a three-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. Each 10,000-share automatic option grant will vest upon the individual's completion of one year of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or
(ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant and Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale,
(ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership. Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over
(ii) the exercise price payable for such share.

     The Board of Directors of the Company may amend or modify the Plan at any time, subject to any required stockholder approval. The Plan will terminate on the earliest of (i) 10 years after the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

  There are no options outstanding under the Plan as of September 2, 1999.


             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL

  Adoption of the Proposal requires the affirmative vote of a majority of the votes cast at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is information concerning the Common Stock ownership of all persons known by the Company to own beneficially 5% or more of the Company's Common Stock, and the Common Stock ownership of each Director of the Company and all Directors and officers of the Company as a group, as of September 2, 1999. As of September 2, 1999, the Company had 18,685,765 shares of Common Stock outstanding.


           Name and Address of Beneficial
          Holder, Identity of Group (1) (2)                 Amount (3)                    Percent of Class
        --------------------------------------          ------------------               ------------------
        Michael Paulk                                        1,174,891(4)                           6.0%
        John Fleming                                           550,000(5)                           2.9%
        Brian E. Bayley                                        550,000(6)                           2.9%

        Stratum Group, L.L.C. (7)                            1,000,000(8)                           5.1%
          650 Fifth Avenue
          New York, New York  10019

        Carl C. Icahn (7)                                    1,600,000                              8.6%
        High River Limited Partnership (7)
        Riverdale LLC (7)
        Little Meadow Corp. (7)
          100 South Bedford Road
          Mount Kisco, New York  10549

        Amoco Corporation (7)                                1,500,000(9)                           7.4%
          200 East Randolph Drive
          Chicago, Illinois  60601

        Chesapeake Energy Corporation                        2,394,125                             12.8%
        6100 North Western Avenue
        Oklahoma City, Oklahoma 73118

        All Officers and Directors as a Group                 3,004,891                             14.0%
          (7 persons)

________________________________
(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.
(2) The address of Mr. Paulk is c/o the Company, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105. The address of Mr. Fleming is 1550, 340 12th Avenue SW, Calgary, Alberta T2R 1L5. The address of Mr. Bayley is c/o Quest Management Corp., 1095 West Pender Street-Suite 850, Vancouver, British Columbia, Canada V6E 2M6.
(3) Except as otherwise noted, shares beneficially owned by each person as of September 2, 1999 were owned of record and each person had sole voting and investment power with respect to all shares beneficially held by such person.
(4) Includes (i) 375,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, of which an option to purchase 250,000 shares expires on October 4, 1999 and an option to purchase 125,000 shares expires on July 16, 2001 and (ii) 375,000 shares issuable upon exercise of an option at an exercise price of $0.40 per share, expiring April 28, 2003, of which 187,500 shares became exercisable on April 28, 1999 and the remaining 187,500 shares become exercisable on April 28, 2000. Also includes 250,000 shares issuable on exercise of an option at an exercise price of $0.53 per share expiring February 4, 2004, of which 125,000 shares become exercisable on February 4, 2000 and the remaining 125,000 shares become exercisable on February 4, 2001. In the event of a "change of control" of the Company, as defined in the option agreements, such remaining options become immediately exercisable.
(5) Includes 100,000 shares issuable on exercise of an option at an exercise price of $0.40 per share which is exercisable during the five-year period beginning July 11, 1995, 50,000 shares issuable on exercise of an option at an exercise price of $0.40 per share which is exercisable during the five-year period beginning July 16, 1996, 150,000 shares issuable on exercise of an option at an exercise price of $0.40 per share which is exercisable during the five year period beginning April 28, 1998, and 250,000 shares issuable on exercise of an option at an exercise price of $0.53 per share which is exercisable during the five-year period beginning February 4, 1999.
(6) Includes 150,000 shares issuable on exercise of an option at an exercise price of $0.40 per share which is exercisable during the five-year period beginning July 16, 1996, 150,000 shares issuable on exercise of an option at an exercise price of $0.40 per share which is exercisable during the five-year period beginning April 28, 1998, and 250,000 shares issuable on exercise of an option at an exercise price of $0.53 per share which is exercisable during the five-year period beginning February 4, 1999.
(7) Based on information contained in Schedule 13D provided by such person.
(8) Issuable on exercise of common stock purchase warrants at $2.67 per share, as adjusted. The general partner of Stratum Group, L.P. is Stratum Finance, L.L.C. and the members of Stratum Finance, L.L.C. are Energy Investment Partners, a New York general partnership, Joseph M. Rinaldi, Michael W. Walker, Richard E. Bani, John C. Alvardo, Curt S. Taylor, and Betsy D. Cotton. Stratum Finance, L.L.C. is managed by Energy Investment Partners, which has four votes, Joseph M. Rinaldi, who has one vote, and Michael W. Walker, appointed by the natural person members of Stratum Finance, L.L.C., who has one vote. Energy Investment Partners has three general partners, SGLLC Partners, L.P. ("SGLLC"), SGLLC Partners Offshore, L.P. ("Offshore") and The Beacon Group Energy Investment Fund, L.P. ("Fund"). The sole general partner of each of SGLLC and Offshore is SG-GP, L.P. whose sole general partner is Energy Fund GPI, Inc. ("GPI"). The sole general partner of Fund is Beacon Energy Investors, L.P. ("Investors"). The sole general partner of Investors is BEIGP, Inc. ("BEIGP"). The names of the officers and Directors of both GPI and BEIGP are Geoffrey Boisi, John McWilliams, Preston Miller, Harold Pote, Faith Rosenfeld, Robert Semmens, David Remmington, Thomas Mendell and Frank Murray.
(9) Issuable on exercise of common stock purchase warrants at $2.59 per share, as adjusted.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has a Compensation Committee consisting of Messrs. Fleming and Bayley and an Audit Committee consisting of Messrs. Fleming and Bayley. The Compensation Committee makes determinations on behalf of the Board of Directors concerning salaries and incentive compensation for officers and employees of and consultants to the Company. The Audit Committee considers the retention of the Company's independent accountants, reviews the Company's annual financial statements and discusses the financial statements with the Company's independent accountants, reviews the independence of accountants conducting the audit, review the services of independent accountants, discusses with management and the independent accountants the Company's accounting system and related systems of internal control and consults as necessary with the independent accountants and the Company's financial staff. The Board of Directors does not have a nominating committee.

     The Company's Board of Directors held five (5) meetings during the year ended December 31, 1998. The compensation committee held two (2) meetings in 1998 and the audit committee held one (1) meeting in 1998.



         SUBMISSION OF SHAREHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

     Any proposals which shareholders intend to present for a vote of shareholders at the Company's 2000 Annual Meeting and which such shareholders desire to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's executive office and received by the Company not later than May 10, 2000.

                                    GENERAL

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone and the Company will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, including financial statements, is being mailed to shareholders herewith.


                         By Order of the Board of Directors

                         R. Andrew McGuire, Secretary



Dated:  September 9, 1999

                           Appendix:  Form of Proxy


                           GOTHIC ENERGY CORPORATION
                      5727 South Lewis Avenue - Suite 700
                             Tulsa, Oklahoma  74105

          This Proxy Is Solicited On Behalf Of The Board Of Directors

     The undersigned hereby appoints Mr. Michael K. Paulk and Mr. R. Andrew McGuire, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Gothic Energy Corporation held of record by the undersigned on September 2, 1999 at the annual meeting of shareholders to be held on October 5, 1999 or any adjournment thereof.

     1.  Election of Directors

         [ ] For all nominees listed below (except as marked to contrary below)

         [ ]   Withhold Authority to vote for all nominees listed below


Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

         John J. Fleming      Brian E. Bayley
         Michael K. Paulk

     2.  The proposal to approve the adoption of the 1999 Stock Incentive
               Plan.

             [ ]  In Favor       [ ]  Against     [ ]  Abstain

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for each of the Proposals.

     Please sign EXACTLY as name appears below. Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

     When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated:                 , 1999
        --------------                  --------------------------------
                                        Signature
                                        Title (if required)



                                        --------------------------------
                                        Signature (if held jointly)